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                                                                     Exhibit 1
                                                                     ---------

                            UNDERWRITING AGREEMENT
                            ----------------------


February 1, 1996



Pacific Bell
140 New Montgomery Street
San Francisco, CA 94105


Ladies and Gentlemen:

The undersigned understands that Pacific Bell, a California corporation (the "Company"), proposes to issue and sell its 5 7/8% Debentures due February 15, 2006 (the "Debentures") in the aggregate principal amount of $250,000,000. Subject to the terms and conditions set forth or incorporated by reference herein, the Company will sell, and the undersigned will purchase such principal amount of Debentures at a purchase price equal to 99.237% of the principal amount of the Debentures plus interest accrued thereon,if any, from the date of issuance of the Debentures to the date of payment for and delivery of the Debentures. The Debentures will be offered at a price to public equal to 99.637% of the principal amount of the Debentures plus interest, if any, accrued thereon from the date of issuance of the Debentures to the date of payment for and delivery of the Debentures. The Debentures will not be redeemable.

The Company will deliver the Debentures to The Depository Trust Company ("DTC") for the account of the Underwriter against payment of the purchase price by Federal funds, for value, to the account of the Company at 10 A.M., New York time, on February 6, 1996, such time being referred to herein as the "Closing Date." The Debentures to be so delivered will be issued as fully-registered securities registered in the name of Cede & Co., the nominee of DTC. One or more fully-registered global Debentures representing the aggregate principal amount will be issued and delivered to DTC. The Company will make the Debentures available for checking and packaging at the office of First Trust of California or at another location acceptable to the Underwriter not later than 2 P.M., New York time, on the business day prior to the Closing Date. As used herein, "business day" means any day on which the New York Stock Exchange is open for trading.

The Debentures shall have the terms set forth in the Indenture dated as of April 7, 1993, between the Company and First Trust of California, National Association, as Trustee, the Prospectus dated April 12, 1993 and the Prospectus Supplement dated February 1, 1996.







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Except  as otherwise provided herein, the provisions contained in the document entitled  "Form  of  Underwriting  Agreement Standard  Provisions,"  filed  on
April 7, 1993 as Exhibit 1a to the Company's Registration Statement on Form S-3 (No. 33-49477), a copy of which is attached hereto (the "Standard Provisions") are incorporated herein.

Please confirm your agreement by having an authorized officer of the Company sign this Agreement in the space set forth below and return the signed copy to the undersigned.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.




Very truly yours,

Salomon Brothers Inc.


By:
     --------------------------
     Timothy Davies
     Vice President





The foregoing Agreement
is hereby confirmed and
accepted:


PACIFIC BELL

By:
     ----------------------------
     Marie B. Washington
     Assistant Treasurer















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